Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SECOND AMENDMENT TO

INVENTORY FINANCING AND SECURITY AGREEMENT

I.  THE PARTIES TO THIS AGREEMENT

This Second Amendment to Inventory Financing and Security Agreement (“Amendment”) is effective as of October 1, 2020, and is made by and among the following parties:

A.

Ally Bank (Ally Capital in Hawaii, Mississippi, Montana and New Jersey) (together with its successors and assigns, “Bank”), a Utah state-chartered bank with a local business office currently located at 5851 Legacy Circle, Suite 200, Plano, Texas 75024; and

B.

Ally Financial Inc., a Delaware corporation (“Ally”) with a local business office currently located at 5851 Legacy Circle, Suite 200, Plano, Texas 75024 (together with Bank, the “Ally Parties” and Bank and Ally each being, an “Ally Party”);

C.

Left Gate Property Holding, LLC, a Texas limited liability company doing business as Texas Direct Auto, with its principal executive office currently located at 12053 Southwest Freeway, Stafford, Texas 77477 (“Dealership”); and

D.	Vroom, Inc., a Delaware corporation, with its principal executive office currently located at 1375 Broadway, 11th Floor, New York, New York 10018 (“Vroom”).

II.  THE RECITALS

The essential facts relied on by Bank, Ally, Dealership and Vroom as true and complete, and giving rise to this Amendment, are as follows:

A.

The Ally Parties, Dealership and Vroom are parties to an Inventory Financing and Security Agreement, effective as of March 6, 2020, as amended by the First Amendment to Inventory Financing and Security Agreement, effective as of June 19, 2020 (as amended, the “IFSA”).

B.	The parties to this Amendment desire to amend the IFSA as outlined in this Amendment.

III.  THE AGREEMENT

In consideration of the premises and the mutual promises in this Amendment, which are acknowledged to be sufficient, Bank, Ally, Dealership and Vroom agree to the following:

A.	Capitalized terms used but not defined herein have the meanings given to them in the IFSA.

B.	Section III.A.2(c) of the IFSA is deleted and restated in its entirety as follows:

(c)

Notwithstanding the foregoing, upon written notice to the Ally Parties, the Dealership may elect to increase the otherwise applicable Monthly Floorplan Allowance by up to $50,000,000 (i) during any three months of the period from October 1, 2020 through September 30, 2021, and again (ii) during any three months of the period from October 1, 2021 through September 30, 2022.

C.	Effective as of October 1, 2020, Section III.B.3 of the IFSA is deleted and restated in its entirety as follows:

Exhibit 10.1

3.

Principal Reductions.  The Dealership must make monthly principal reduction payments in an amount equal to 10% of the original principal amount (i.e., the aggregate advance) (each, a “Principal Reduction”) for each Vehicle on Dealership’s floorplan for more than 180 calendar days.  Principal Reductions will be billed to Dealership monthly and, when paid by Dealership, will reduce the amount of the Wholesale Outstandings.

D.	Section III.B.7 of the IFSA is deleted and restated in its entirety as follows:

7.	Commitment Fees.

(a)	The Original Commitment Fee. On the Effective Date, the Dealership shall pay the Ally Parties a Commitment Fee of [***] ([***]). The Ally Parties acknowledge receipt of this commitment fee.

(b)	The Second Amendment Commitment Fee. On or before October 1, 2020, the Dealership shall pay the Ally Parties a Commitment Fee of [***] ([***]).

E.	Effective as of October 1, 2020, the following new Section III.B.9 is added to the IFSA:

9.

Availability Fee.  For each calendar quarter beginning with the fourth quarter of 2020 (i.e., October through December, 2020), if the average outstanding floorplan balance for such quarter is less than 50% of the average Monthly Floorplan Allowance for such quarter, Dealership will pay an “Availability Fee” equal to [***] times the difference between the average outstanding floorplan balance and the average Monthly Floorplan Allowance for such quarter.  The Availability Fee will be calculated by the Ally Parties promptly after the end of each quarter and will be due and payable no later than the end of the month immediately following the end of such quarter.

F.	The “Maturity Date” is amended from March 5, 2021 to September 30, 2022. This amends Section III.C.2(c) of the IFSA.

G.	Section III.D.1 of the IFSA is deleted and restated in its entirety as follows:

1.

Grant of Security Interest.  Dealership hereby grants to each of Bank and Ally a continuing security interest in and a collateral assignment of (“Security Interest”) all of the following described property in which Dealership has or may have any rights, wherever located, whether now existing or hereafter arising or acquired and any and all accessions, additions, attachments, replacements, substitutions, returns, profits, and proceeds in whatever form or type, of any of the property (“Collateral”):

all Vehicles, including but not limited to those for which either of the Ally Parties provides Inventory Financing; other inventory; equipment; fixtures; accounts, including factory open accounts of Dealership; deposit and other accounts with banks and other financial institutions; cash and cash equivalents; general intangibles; all documents; instruments; investment property; and chattel paper.

Notwithstanding the foregoing, provided that neither of the Ally Parties have provided Inventory Financing under this Agreement with respect thereto, the Collateral excludes (i) Vehicles that are included in the Dealership's listed inventory but are owned by third parties, and (ii) car carriers, trucks, trailers, beds, other similar vehicles and related assets used for transportation or delivery of Vehicles or otherwise utilized in Vroom's logistics operations.

Exhibit 10.1

H.	Section III.G.3 of the IFSA is deleted and restated in its entirety as follows:

3.	The Dealership and Vroom will comply with the following financial covenants, tested monthly (as of month-end) based on the Dealership’s monthly financial statements:

(a)

Minimum Liquidity:  The Dealership and Vroom will, on a consolidated basis, maintain unrestricted cash and cash equivalents of not less than 7.5% of the Credit Line amount (i.e., with a Credit Line of $450,000,000, the requirement is equal to $33,750,000).

i.

Unrestricted cash and cash equivalents shall include cash maintained in the Dealership’s bank account(s), plus outstanding deposits, less outstanding checks, less bank fees, all as of the month-end for which the covenant applies.

ii.

Unrestricted cash and cash equivalents shall not include any amounts used to establish the Minimum Required Balance under the Credit Balance Agreement entered into contemporaneously with this Agreement.

(b)	Inventory Equity: The Dealership will maintain used vehicle inventory equity of at least 5.0%.

i.	Includes all vehicles owned by the Dealership and covered by the Ally Parties’ security interest, including the Dealership’s wholesale vehicles.

ii.	Net of inbound transportation costs, unpaid lien payoffs, sales tax payables, and other third party payables.

iii.	Unrestricted cash and cash equivalents in excess of the Minimum Liquidity requirement may be used to satisfy this covenant.

(c)	Minimum Net Worth: [Eliminated.]

I.	Section III.G.4 of the IFSA is deleted and restated in its entirety as follows:

4.

The Dealership and Vroom will comply in all material respects with all of the Dealership’s obligations under the Credit Balance Agreement entered into contemporaneously with this Agreement (and any amendments or modifications to such agreement, including the Amended and Restated Credit Balance Agreement effective as of October 1, 2020) (as amended, the “CBA”), including, but not limited to, maintaining a Minimum Required Balance (as defined in the CBA) equal to not less than 10% of the daily floorplan principal balance outstanding, except as otherwise agreed by the Ally Parties.

J.	Section III.G.5 of the IFSA and the entire Covenant Addendum to the IFSA are both deleted in their entireties. This change eliminates the Change in Control and Key Man Event Provisions from the IFSA.

K.

Except as provided above, the IFSA and all other agreements between each of the Ally Parties and Dealership and Vroom remain in full force and effect as written.  In the event of a conflict between the terms of the IFSA and this Amendment, the terms of this Amendment prevail.  The parties hereto ratify all terms of the IFSA as amended by the Amendment.

L.	If any provision of this Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions remain valid and enforceable.

Exhibit 10.1

M.	This Amendment:

a.	May be modified only by a writing signed by all parties.

b.

May be signed in counterparts, each of which is deemed an original, and all of which taken together constitute one and the same agreement.  The signatures of the parties, exchanged via fax or e-mail, shall constitute and be deemed original signatures for all purposes.

c.	Binds and inures to the benefit of the parties and their respective successors and assigns.

d.	Constitutes the entire agreement of the parties with respect to its subject matter.

Agreed to as of October 1, 2020.

Ally Bank By:/s/ Stephen B. Gambrel Name:Stephen B. Gambrel Title:Authorized Representative Date:10/1/2020	Left Gate Property Holding, LLC By:/s/ David K. Jones Name:David K. Jones Title:Chief Financial Officer Date:10/1/2020
Ally Financial Inc. By:/s/ Stephen B. Gambrel Name:Stephen B. Gambrel Title:Authorized Representative Date:10/1/2020	Vroom, Inc. By:/s/ David K. Jones Name:David K. Jones Title:Chief Financial Officer Date:10/1/2020

4